UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 30, 2016

Date of Report (date of earliest event reported)

ASCENA RETAIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-11736	30-0641353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

933 MacArthur Boulevard

Mahwah, New Jersey 07430

(Address of principal executive offices, including zip code)

(551) 777-6700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01	Other Events.

ANN INC. Merger Litigation

In May 2015, plaintiff The Vladimir Gusinky Living Trust, a stockholder of ANN INC., (“ANN”) filed a class action (the “Action”) in the Delaware Court of Chancery (the “Court of Chancery”) against ANN’s board members alleging breach of fiduciary duty. Ascena Retail Group, Inc. (“Ascena”) and ANN were also named as defendants for allegedly aiding and abetting the other defendants. The claimed breach derived from the execution of that certain Agreement and Plan of Merger, dated May 17, 2015, by and among Ascena, Avian Acquisition Corp. and ANN, which was alleged to offer unfair and inadequate consideration for shares of ANN common stock. The Action, among other things, sought to enjoin the merger, seek additional disclosure of facts relating to the merger in connection with the stockholder vote thereupon, obtain higher merger consideration or seek monetary damages.

On August 6, 2015, as part of a tentative settlement of the Action, ANN filed a supplement on Form 8-K to the Joint Proxy Statement/Prospectus to provide supplemental disclosures addressing the plaintiff’s claims, pertaining to, among other things, the ANN financial advisor’s fairness opinion and underlying financial analyses and certain financial forecasts prepared for ANN.

On April 13, 2016, the Court of Chancery entered an order dismissing the stockholder action and retaining jurisdiction solely for the purpose of determining plaintiff’s counsel’s application for an award of attorneys’ fees and reimbursement of expenses, relating to the supplemental disclosures to the June 16, 2015 Joint Proxy Statement/Prospectus. Ascena has agreed to pay fees and expenses of $140,000 to plaintiff’s counsel within 40 days after filing of this Form 8-K and plaintiff’s counsel has agreed not to make any application to the Court for additional attorneys’ fees and expenses. This fee has not been approved by or ruled upon by the Court of Chancery. Payment by Ascena of the foregoing fees and expenses will fully and finally resolve any remaining issues in the Action, and the parties have asked the Court to close the Action finally and for all purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENA RETAIL GROUP, INC.

Date: June 2, 2016	By:	/s/ Ernest LaPorte
Name: Ernest LaPorte
Title: Senior Vice President and Chief Accounting Officer
(Principal Accounting Officer)